Exhibit 10.2

SUPPLY AND LICENSE AGREEMENT

This Supply and License Agreement (this “Agreement”) is made by and between Global Graphene Group, Inc., a Delaware corporation (“G3”), Angstron Materials, Inc., an Ohio corporation (“AMI”), and Honeycomb Battery Company, an Ohio corporation (“Customer”), and is effective as of [●], 2023 (the “Effective Date”). G3, AMI and Customer are sometimes collectively referred to hereafter as the “Parties” and each individually as a “Party”.

WHEREAS, G3 wishes to sell (and/or cause its direct and indirect subsidiaries, including AMI, (the “G3 Designees”) to sell), and Customer wishes to purchase (and/or cause its direct and indirect subsidiaries (the “Customer Designees”) to purchase), the Graphene and Graphite Products (as defined herein), on the terms and subject to the conditions outlined in this Agreement; and

WHEREAS, in connection with the foregoing, G3 (and/or the G3 Designees) wish to license to Customer (and/or the Customer Designees), and Customer (and/or the Customer Designees) wish to license from G3 (and/or the G3 Designees), the G3 Intellectual Property.

NOW, THEREFORE, for and in consideration of the mutual promises outlined in this Agreement, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which the Parties acknowledge, the Parties hereby agree as follows:

1. Certain Definitions. The following terms shall have the meanings set forth herein:

a. “Battery” means devices in which chemical energy is converted into electrical energy and that are used as a source of electrical power.

b. “Battery-Related Product” means Batteries and components used in Batteries.

c. “Graphene and Graphite Products” means graphene-based materials set forth on Schedule B (as same may be amended from time to time by G3) (including graphene oxide, reduced graphene oxide, pristine graphene, functionalized graphene and biomass derived graphite materials) manufactured or distributed by G3 and/or the G3 Designees.

d. “G3 Intellectual Property” means the patents set forth on Schedule A attached hereto as well as all proprietary, non-public and/or confidential information relate thereto, in each case owned by G3 and/or the G3 Designees.

e. “Taxes” means charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any excise, sales, use, value added, goods and services, transfer, import, export, documentary, conveyancing or similar taxes or expenses), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

f. “Taxing Authority” means any means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction responsible for the collection, assessment or imposition of any Tax or the administration of any law relating to any Tax.

2. Supply of Graphene and Graphite Products and License of G3 Intellectual Property. During the Term (as defined herein), and subject to the terms and conditions of this Agreement:

a. Supply of Graphene and Graphite Products. G3 shall provide, or cause to be provided by the G3 Designees, to the Customer and the Customer Designees, and the Customer shall, and shall cause the Customer Designees to, purchase from G3 or the G3 Designees, the Graphene and Graphite Products set forth on Schedule B (as same may be amended from time to time by G3).

b. License of G3 Intellectual Property.

(i)	Subject to the terms and conditions of this Agreement, G3 hereby grants to Customer during the Term and perpetually thereafter an irrevocable, non-exclusive, royalty-free, non-transferable (except as provided in Section 20(d)), sublicensable (as provided in Section 2(b)(ii)) license under the G3 Intellectual Property solely to: (A) make, have made, use, and import Graphene and Graphite Products; (B) perform methods and processes using Graphene and Graphite Products to manufacture Battery-Related Products; and (C) make, have made, use, offer to sell, sell, and import such Battery-Related Products.

(ii)	Customer may not grant sublicenses under this Agreement, except that Customer may grant a sublicense of any of its rights under this Agreement to one or more of the Customer Designees, provided that: (A) Customer shall ensure that each sublicensee complies with the applicable terms and conditions of this Agreement, including a written acknowledgement of the confidentiality obligations of this Agreement; and (B) any act or omission of a sublicensee that would be a material breach of this Agreement if performed by Customer will be deemed to be a material breach by Customer.

(iii)	G3 hereby reserves all rights not expressly granted to Customer under this Agreement.

(iv)	G3 has the sole right, in its discretion and at its expense, to file, prosecute, and maintain all patents and applications under the G3 Intellectual Property and any Improvements (as defined below). Customer shall provide, at the request of G3 and at G3’s sole expense, all necessary assistance with such filing, maintenance, and prosecution.

(v)	As between the Parties, any improvement, enhancement, or other modification of the inventions, technology, or other subject matter claimed or disclosed in any of the G3 Intellectual Property, whether or not patentable or reduced to practice, made by G3, G3 Designees, by Customer, by Customer Designee, on behalf of Customer or a Customer Designee, or jointly by any of the foregoing (“Improvement”) shall be owned by G3. Customer shall and shall cause each Customer Designee to immediately notify G3 of any Improvement made by Customer, Customer Designee, or on behalf of Customer or a Customer Designee. Customer hereby assigns to G3 all of its and shall cause any Customer Designee or any other party working on behalf of Customer or a Customer Designee to assign all of its right, title, and interest it may have in and to all Improvements, including all rights to apply for any intellectual property rights with respect to such Improvement and all enforcement rights and remedies for past, present, and future infringement thereof and all rights to collect royalties and damages therefor. All patent applications filed by G3 with respect to any Improvement and all patents issuing therefrom shall automatically be included in the G3 Intellectual Property and subject to the license granted to Customer under Section 2(b)(i). Notwithstanding the foregoing, the prior written consent of Customer shall be required (such consent not to be unreasonably withheld, conditioned or delayed) to the extent G3 intends to incorporate Improvement(s) or license Improvement(s) to any third-party wherein at least one (1) inventor of such Improvement is employed by any of Customer, by Customer Designee, on behalf of Customer or a Customer Designee, into any product developed or manufactured and marketed for use in the electric battery industry. In no event shall Dr. Bor Jang or Aruna Zhamu be deemed to be employed by or on behalf of Customer or any Customer Designee for purposes of this Section 2(b). At the request of G3, Customer, Customer Designee, or a party working on behalf of Customer or a Customer Designee shall promptly execute and deliver such documents as may be necessary or desirable for effecting and perfecting the foregoing assignment of rights.

(vi)	G3 shall, at its option, make all necessary filings to record an assignment of rights in any Improvement with the United States Patent and Trademark Office and in the corresponding offices or agencies in any and all countries where it may be required under applicable law, including as a prerequisite to enforcement of the G3 Intellectual Property or enforceability of this Agreement in the courts of such countries. Customer shall and shall cause Customer Designees and any party working on behalf of Customer or Customer Designee assist G3 in any such actions described in this Section, and any recordation fees and related costs and expenses shall be at G3’s expense.

(vii)	Customer shall (and shall cause each Customer Designee to) promptly notify G3 in writing of any actual, suspected, or threatened infringement of any G3 Intellectual Property by any third party of which it becomes aware. G3 has the sole right, in its discretion, to bring any action or proceeding with respect to any such infringement, and to defend any declaratory judgment action concerning any G3 Intellectual Property, and to control the conduct of any such action or proceeding (including any settlement thereof). Customer shall (and shall cause each Customer Designee to) provide G3 with all assistance that G3 may reasonably request, at G3’s expense, in connection with any such action or proceeding. G3 will be entitled to retain any monetary recovery resulting from any such action or proceeding (including any settlement thereof) for its own account.

3. Pricing.

a. Pricing of Graphene and Graphite Products. Customer shall pay G3 or the applicable G3 Designee for Graphene and Graphite Products ordered during the Term in accordance with the prices set forth on Schedule B or as specified from time to time, as applicable, in each case subject to the terms of this Agreement. Prices for Graphene and Graphite Products shall exclude all Taxes. The Customer shall be responsible for all other Taxes with respect to the Graphene and Graphite Products. G3 covenants and agrees that pricing for the Graphene and Graphite Products pursuant to this Section 3(a) shall be equal to or lower than the prices G3 charges for the Graphene and Graphite Products to other customers for the Graphene and Graphite Products in substantially the same volume and under the same terms. During the Term of this Agreement, G3 agrees that Customer shall be allowed the full benefit of any and all lower prices for the sale of the Graphene and Graphite Products in the substantially similar quantities described in this Agreement that are provided to other customers.

b. Price Changes. G3 may change the list prices of its products in accordance with its customary policies, to reflect such matters as G3 deems appropriate, including increases in raw material, commodity or labor costs, changes to applicable statutes, rules, orders, or regulations; provided, however, any such changes shall comply with Section 3(a) hereof. An updated list of prices on Schedule B shall be provided to Customer no less frequently than on an annual basis.

4. Exclusivity. Each Party acknowledges and agrees that this Agreement does not create an exclusive supply relationship between G3 and Customer regarding the supply of Graphene and Graphite Products by G3 or G3 Designees to the Customer and/or the Customer Designees. G3 shall have the right to provide third parties with Graphene and Graphite Products in its sole discretion. The Customer and/or the Customer Designees may themselves manufacture Graphene and Graphite Products or purchase Graphene and Graphite Products from third parties for use in manufacturing Battery-Related Products. In no event shall the Customer and/or the Customer Designees (i) manufacture any Graphene and Graphite Products other than for exclusive use in Customer and/or Customer Designee’s Battery-Related Products and (ii) to the extent Customer and/or a Customer Designee manufactures any Graphene and Graphite Products, such Graphene and Graphite Products shall not under any circumstances be resold, provided, or otherwise transferred to any third party.

5. Purchase Orders; Lead Times.

a. Purchase Orders. Customer shall submit a purchase order (each a “Purchase Order”) for Graphene and Graphite Products desired to be supplied by G3 or a G3 Designee hereunder from time to time during the Term. Each Purchase Order will provide in reasonable detail (including product numbers if applicable) the type of product, price, required date of receipt and quantity of Graphene and Graphite Products and any other information as is reasonably deemed necessary by G3 (the foregoing, “Required Purchase Order Terms”). Other than with respect to any Required Purchaser Order terms, the terms of any Purchase Orders, acceptances, correspondence, memoranda, listing sheets, or documents forming part of any order or acceptance for Graphene and Graphite Products during the Term shall not govern any transaction under this Agreement; rather the terms of this Agreement shall govern and prevail, and any conflicting and/or additional terms and conditions of any such documents shall be deemed deleted and shall not be binding upon the Parties.

b. Lead Times.

(i)	Standard Purchase Orders. For Purchase Orders for Graphene and Graphite Products that are received by G3 or a G3 Designee at least twenty (20) business days prior to requested delivery, G3 or such G3 Designee will make delivery within twenty (20) business days. The Customer shall be responsible for all freight and insurance costs related to such Purchase Order.

(ii)	Expedited Purchase Orders. For Purchase Orders for Graphene and Graphite Products that are received by G3 or a G3 Designee fewer than twenty (20) business days prior to the requested delivery date, such Purchaser Orders shall be binding on Customer and G3 or such G3 Designee will make reasonable efforts to make delivery by the requested delivery date, but G3 or such G3 Designee shall not have any liability if the ordered Graphene and Graphite Products are not delivered earlier than twenty (20) business days after G3 or such G3 Designee receipt of the applicable Purchase Order. The Customer shall be responsible for all freight and insurance costs related to such Purchase Order.

6. Invoices & Payment.

a. G3 or an applicable G3 Designee shall invoice Customer for Graphene and Graphite Products at the time of shipment.

b. The Customer (or applicable Customer Designee) will pay G3 all undisputed amounts for Graphene and Graphite Products within thirty (30) days after receiving the applicable shipment from G3 or a G3 Designee. All such amounts are to be paid electronically (i.e., by ACH) in immediately available Dollars. In the event that any amount due hereunder is not paid when due, such amount shall accrue interest from the date due at a rate of one and one-half percent (1-1/2%) per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit any Party from exercising any other rights it may have as a consequence of such late payment.

7. Disputed Invoices. In the event of a good faith dispute regarding any fees for Graphene and Graphite Products delivered to Customer hereunder, Customer shall pay the fees that are not in dispute within the applicable payment term and shall provide written notice of the dispute to G3 within thirty (30) days of receipt of the invoice. Such notice shall identify the disputed charges, including an explanation of the basis for the dispute, and a proposed resolution. The Parties shall use commercially reasonable efforts to resolving all disputes in good faith within ten (10) business days of the date of G3’s receipt of the written notice of the disputed invoice.

8. Delivery; Title and Risk of Loss. All shipments of Graphene and Graphite Products, regardless of responsibility for freight and insurance costs, shall be FOB shipping point with Title and Risk of Loss to all Graphene and Graphite Products passing to Customer at the time and place of shipment.

9. Acceptance of G3 Products; Right to Inspect. Customer or a Customer Designee may reject and refuse to pay for Graphene and Graphite Products that have been damaged during storage or handling prior to being delivered to Customer or its designee, or are otherwise not in compliance with the terms and conditions of this Agreement (including Graphene and Graphite Product specifications); provided, that, Customer must notify G3 or the applicable G3 Designee in writing of any Graphene and Graphite Products it elects to reject, and a reasonable description regarding the basis for such rejection, within five (5) business days of the date of delivery. G3, in its sole discretion, may either refund to Customer the cost of the rightfully rejected Graphene and Graphite Products or replace rightfully rejected Graphene and Graphite Products at G3’s expense (and any such replacement also would be subject to the terms hereof). The Customer shall hold all rejected Graphene and Graphite Products in a secure and safe manner for inspection by G3 or its representatives. In the event that G3 requests that rejected Graphene and Graphite Products be returned to G3, G3 shall reimburse the Customer for the reasonable and documented costs incurred by Customer to return such Graphene and Graphite Products. Such refund or reimbursement shall be made within ten (10) days after G3s’ receipt of the returned Graphene and Graphite Products and completion of its inspection consistent with G3’s then current practices and terms for accepting rejected Graphene and Graphite Products.

10. Product Warranties.

a. G3 represents and warrants that Graphene and Graphite Products, when shipped, will be fit for their use in the Battery-Related Products, will be of reasonable quality and free of any material defects, will meet G3’s then-current specification for such Graphene and Graphite Products. This warranty does not apply if the Customer does not apply, maintain, or otherwise use the Graphene and Graphite Products in accordance with G3’s instructions. All Graphene and Graphite Products are intended solely for use in Battery-Related Products at the applicable site for which such Graphene and Graphite Products are ordered.

b. G3’s or G3 Designees’ employees performing services hereunder (if any) in supplying Graphene and Graphite Products shall have the necessary training, experience, and skills required to perform such services and the responsibilities of the position to which such employees are assigned. G3 shall warrant all labor provided by G3 for ninety (90) days after it is provided.

c. G3 represents and warrants that the Graphene and Graphite Products and G3 Intellectual Property shall not infringe on the intellectual property rights of any third party.

Except as otherwise specifically set forth in this Agreement, G3 MAKES NO REPRESENTATIONS OR WARRANTIES AND EXPRESSLY DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO GRAPHENE AND GRAPHITE PRODUCTS OR G3 INTELLECTUAL PROPERTY INCLUDING, WARRANTIES WITH REGARD TO MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

11. Term; Termination.

a. Initial Term. This Agreement shall commence and be in full force and effect from the Effective Date and continued for an initial period of ten (10) years (the “Initial Term”).

b. Renewal Terms. Unless earlier terminated in accordance with this Agreement, after the end of the Initial Term and thereafter at the end of each Renewal Term (if any), this Agreement will automatically renew for additional one (1) year terms (each a “Renewal Term” with the Initial Term and all Renewal Terms being collectively referred to as the “Term”) unless either Party provides written notice of non-renewal at least thirty (30) days prior to the end of the Initial Term or then current Renewal Term, as applicable, in which case the Term shall expire at the end of such Initial Term or the then current Renewal Term.

c. Termination Prior to End of the Initial Term or any Renewal Term.

(i)	This Agreement shall terminate upon the occurrence of any of the following (each a “Customer Event of Default”):

a.	immediately upon written notice by G3 to Customer if any amount due and payable by Customer hereunder is not paid when due;

b.	immediately upon written notice by G3 to Customer if Customer uses G3 Intellectual Property outside of the license granted herein;

c.	thirty (30) days following delivery by G3 to Customer of written notice of any breach of this Agreement; provided, that if such breach is cured in all material respects within such thirty (30) day period, such notice of termination shall not be effective;

d.	the entry by a court or governmental agency having jurisdiction over Customer of a decree or order for relief in respect of Customer in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such person, or for any substantial part of any Customer’s property or ordering the winding up or liquidation of Customer’s affairs, and such decree or order remaining unstayed and in effect for sixty (60) consecutive days; or

e.	the commencement by Customer of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such person to the entry of an order for relief in an involuntary case under any such law; or the consent by Customer to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of any substantial part of Customer’s property, or the filing of a pleading in any court of record admitting in writing the inability of Customer to pay its debts as they come due; or

f.	the making by the Customer of a general assignment for the benefit of creditors.

(ii)	This Agreement shall upon the occurrence of any of the following (each a “G3 Event of Default”):

a.	thirty (30) days following delivery by Customer to G3 of written notice of any breach of this Agreement; provided, that if such breach has been cured in all material respects within such thirty (30) day period, such notice of termination shall not be effective.

b.	the entry by a court or governmental agency having jurisdiction over G3 of a decree or order for relief in respect of G3 in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such person, or for any substantial part of any G3 property or ordering the winding up or liquidation of G3’s affairs, and such decree or order remaining unstayed and in effect for sixty (60) consecutive days; or

c.	the commencement by G3 of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such person to the entry of an order for relief in an involuntary case under any such law; or the consent by G3 to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of any substantial part of G3’s property, or the filing of a pleading in any court of record admitting in writing the inability of G3 to pay its debts as they come due; or

d.	the making by G3 of a general assignment for the benefit of creditors.

12. Effect of Termination. Upon termination of this Agreement:

a. G3 may, and if Customer is not in breach of any payment or other obligation hereunder, G3 shall complete the delivery of all Graphene and Graphite Products ordered by Customer pursuant to the terms of such order, and subject to the payment therefor (which payment may, at G3’s sole discretion, be required as a condition of delivery);

b. Customer shall pay all amounts then or thereafter owing to G3 pursuant to the terms of this Agreement (including any repayment of unearned incentives);

c. Customer shall purchase, at G3’s then applicable list prices, all previously delivered but unpaid for Graphene and Graphite Products (including any inventory maintained on site by G3), as determined by G3’s records or, in G3’s sole discretion, by a mutually agreed upon physical inventory;

d. Customer shall promptly return to G3, at Customer’s expense, all secondary containers, backroom equipment, and other property of G3 (if any) provided by G3 during the Term;

e. Customer shall immediately stop using, and shall remove any signage containing, any trademarks, service marks, trade names, logos, symbols or brand names of G3 or its affiliates; and

f. if terminated pursuant to Section 11(c)(i)(B), Customer shall immediately stop using the G3 Intellectual Property and return to G3 all materials regarding the G3 Intellectual Property.

13. Representations and Warranties. Each Party represents and warrants to the other that:

a. Such Party has full power and authority to enter into and perform its obligations under this Agreement and is not party to any contract, agreement, promise, or undertaking that would prevent the full corporate execution and performance by it of this Agreement, and the persons executing this Agreement on behalf of such Party are duly authorized to do so and have the authority to bind such Party to this Agreement.

b. The execution and delivery of this Agreement and the performance of and compliance with the terms of this Agreement such Party does not (i) conflict with or violate the terms, conditions or provisions of such Party’s organizational documents, (ii) constitute a default under or result in a breach or acceleration of, any material contract, agreement or other instrument to which such Party is a party or (iii) violate any judgment, decree or order of any court or any order or regulation of any governmental agency having jurisdiction over such Party or its assets or the businesses undertaken by it (except for such conflicts, breaches, violations, and defaults which would not have a material adverse effect on its ability to perform its obligations under this Agreement).

14. Confidentiality.

a. The Parties shall and shall cause their employees, agents, and representatives to treat as confidential all information and data, of whatever nature, relating to Customer (and the Customer Designees) or G3 (and the G3 Designees), including the Graphene and Graphite Product specifications, the operations of each Party and its affiliates, policies, procedures, techniques, accounts, personnel, pricing, other contractors and customers, disclosed by a Party or its representatives used by a Party or its affiliates in carrying on a Party’s business, as well as all proprietary information of a Party (collectively, “Confidential Information”).

b. No Party shall, and no Party shall permit its affiliates to, disclose any Confidential Information of the other Party, except to the extent required by law or as such recipient has a need to know such information in connection with the performance of a Party’s obligations under this Agreement.

15. Business Practices and Compliance.

a. Each Party shall comply, and direct its affiliates, and its and their respective employees, agents, and representatives to comply, all applicable laws, rules, and regulations applicable to this Agreement and its performance hereunder, including any Anti-Corruption Policy of any Customer provided in writing to G3 and with all anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, applicable to the performance of this Agreement.

b. Each Party shall not, and shall direct its affiliates, and its and their respective employees, agents, and representatives not to, pay, offer or promise to pay, or authorize the payment, directly or indirectly, of any monies or anything of value to (i) any person employed by or acting for or on behalf of the Customer or any Customer Designee, or (ii) any government official or employee or any political party or candidate for political office, for the purpose of inducing or rewarding any favorable action or a business advantage for G3 or Customer (or any Customer Designee).

c. Each Party shall comply, and direct its affiliates, and its and their respective employees, agents, and representatives to comply, with applicable business any law or regulation applicable to such Party and its employees, agents, and representatives. Without limiting the generality of the foregoing, the Customer and Customer Designees shall (i) at its own expense maintain all certifications, credentials, licenses, and permits necessary to conduct its business and otherwise relating to the purchase or use of the Graphene and Graphite Products and (ii) not engage in any activity or transaction involving the Graphene and Graphite Products, by way of use or otherwise, that violates any applicable laws, rules, and regulations.

16. Indemnification.

a. Indemnification Obligation.

(i)	Each Party shall indemnify, defend, and hold harmless the other Party and its respective officers, directors, employees, affiliates, agents, and representatives from and against all losses, liabilities, claims, damages, actions, fines, penalties, expenses, or costs (including court costs and reasonable attorneys’ fees) arising out of or in connection with any third-party claim, suit, action, or proceeding relating to the indemnifying Party’s obligations, representations, warranties, or covenants under this Agreement.

(ii)	Without limiting the generality of the foregoing, Customer shall indemnify, defend, and hold harmless G3 and the G3 Designees, officers, directors, employees, affiliates, agents, and representatives from and against all losses, liabilities, claims, damages, actions, fines, penalties, expenses, or costs (including court costs and reasonable attorneys’ fees) arising out of or in connection with any third-party claim, suit, action, or proceeding relating to: (a) use by Customer or any sublicensee of any G3 Intellectual Property; (b) manufacture, use, sale, or other disposition by or on behalf of Customer or any sublicensee of any product or practice of any method or process made or performed by use of G3 Intellectual Property; and (c) Customer’s obligations pursuant to Section 18 hereof.

b. Certain Limitations of Liability. EXCEPT FOR CUSTOMER’S LIABILITY FOR INDEMNIFICATION UNDER SECTION 16(a)(ii), NEITHER PARTY NOR ITS REPRESENTATIVES IS LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (I)WHETHER SUCH DAMAGES WERE FORESEEABLE, (II) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (II) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT, OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE. G3’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, SHALL NOT EXCEED THE TOTAL OF THE AMOUNTS PAID TO G3 PURSUANT TO THIS AGREEMENT IN THE 12-MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

17. Notice. All notices required or permitted to be given hereunder shall be in writing duly addressed to the intended recipient at the applicable address set forth below such recipient’s signature to this Agreement (or such other address as such Party has indicated in a writing given in accordance with this Section 19) and may be delivered by hand, by email, by facsimile, by local messenger or by reputable overnight courier. Notices shall be deemed given: (a) when received if delivered by hand or local messenger; (b) when sent, if sent by email or facsimile during the recipient’s normal business hours; (c) one (1) business day after being sent, if sent by email or facsimile other than during the recipient’s normal business hours; and (d) one (1) business day after being delivered to a reputable overnight courier for next day delivery. A notice delivered by email or facsimile shall only be effective on the date set forth above, however, if the notice is also given by hand, local messenger, or courier no later than two (2) business days after its delivery by email or facsimile.

18. Environmental and Import/Export Matters.

a. With respect to all Graphene and Graphite Products received by, delivered to, or in the possession of Customer or any Customer Designees, Customer shall (a) cause all such Graphene and Graphite Products to be handled and stored in compliance with all applicable federal, state, and local laws and regulations, and (b) take all action to prevent any release into the environment of Graphene and Graphite Products. Customer, Customer Designees and their respective successors and assigns shall defend, indemnify, hold harmless and forever release G3 and its affiliates from and against any and all damages and liabilities whatsoever arising from, based upon, related to, or associated with any environmental condition or other environmental matter arising out of or related to the receipt, storage or handling of any Graphene and Graphite Products that have been or hereafter are received by Customer or a Customer Designee or delivered to a Customer or Customer Designee location, including the presence, disposal or removal of any pollutant, contaminant, or hazardous or toxic substance, waste or material of any kind regulated under any environmental law or regulation in, on or under the a Customer or Customer Designee location (whether neighboring or otherwise) in each case under any environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et. seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et. seq.), the Clean Water Act (33 U.S.C. §§ 466 et. seq.), the Safe Drinking Water Act (14 U.S.C. §§ 1401-1450), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et. seq.), the Toxic Substance Control Act (15 U.S.C. §§ 2601-2629), the Clean Air Act (42 U.S.C. § 7401 et. seq.), the Oil Pollution Act (33 U.S.C. § 2701 et. seq.), any and all amendments to the foregoing, and all federal, state and local laws and regulations (including the laws and regulations of any foreign government or political subdivision thereof).

b. Customer agrees that Customer’s and/or Customer Designee’s use of the Graphene and Graphite Products, and any associated technical data or information, or the direct product thereof, will not violate U.S. export laws or regulations or the import laws and regulations of applicable foreign states. Following receipt of any Graphene and Graphite Products, Customer will be responsible for obtaining, recording, filing and maintaining all export and import documentation including all licenses and permits, as well as for the payment of associated fees. Customer shall appropriately label containers of all Graphene and Graphite Products in Customer’s and/or a Customer Designee’s possession which are known to constitute a health, poison, fire, environmental, safety or explosion hazard.

19. Governing Law; Jurisdiction; Waiver of Right to Jury Trial.

a. This Agreement shall be construed and governed according to those laws of the State of Delaware applicable to contracts made and to be fully performed therein, to the extent not preempted by applicable federal law, except that all disputes concerning patents, including inventorship shall be governed by U.S. patent law. The United Nations Convention for the Sale of Goods shall not apply.

b. The parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware. Each Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any suit, action, or proceeding relating to this Agreement as aforesaid, and further irrevocably waives any claim that such venue is not a convenient forum for any such suit, action, or proceeding.

c. Should either Party institute an action that in any way arises out of this Agreement or any alleged breach of this Agreement, the prevailing Party shall recover, in addition to any other relief, its costs and reasonable attorneys’ fees incurred in prosecuting or defending said action.

d. Each of the Parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury action arising out of or related to this Agreement.

20. Miscellaneous.

a. Trademarks. G3 (and its affiliates as may be applicable) retains the right to and ownership of the trademarks, logos, domain names, metatags, and trade names (collectively, the “Marks”) applicable to its businesses, its operations, its facilities and Products. G3 hereby grants Customer the non-exclusive, non-transferable, limited right during the term of this Agreement to use the Marks in Customer’s business solely for the purpose of advertising and promoting the sale and use of its products. Customer acknowledges that G3 retains the right to and ownership of such Marks, which Customer agrees not to contest or impair in any way.

Customer shall use the Marks only as authorized by G3 and strictly in accordance with any trademark usage terms and conditions as G3 may adopt from time to time. Customer is not authorized to use the Marks as a part of Customer’s (or Customer Designee’s) corporate name. Any misuse of the Marks by Customer shall constitute a material breach of this Agreement, and Customer and each Customer Designee agrees, jointly and severally, to indemnify G3 for all damages caused by a Customer’s breach of the G3 terms of use to its Marks. Further, Customer and Customer Designee shall timely provide G3, for G3’s review, any advertising, marketing, and/or promotional materials which include or make any use of G3’s Marks upon G3’s request.

b. Audit Rights. G3 may from time to time, upon its request, audit Customer’s records to verify inventory counts and such other information as G3 may determine is appropriate and necessary to confirm Customer’s invoices and reports. Customer shall promptly provide G3 with such access to its facilities and records as G3 may reasonably request to the above review and verification process.

c. Compliance with Laws. Each Party shall comply with all federal, state, and local laws and regulations (including the laws and regulations of any foreign government or political subdivision thereof) that are applicable to its performance hereunder. Customer shall comply with the patent marking provisions of 35 U.S.C. § 287(a) by marking all products made under the G3 Intellectual Property with the word “patent” or the abbreviation “pat.” and either the relevant G3 Intellectual Property patent number or a web address that is freely accessible to the public and that lists the relevant G3 Intellectual Property patent numbers.

d. Assignment. Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party; provided that no such consent shall be required in connection with either (i) the sale of all or substantially all of the equity interests of assigning Party or its direct or indirect parents, (ii) the sale of all or substantially all of the assets of assigning Party; (iii) the transfer by the assigning Party of all or substantially all of its assets to an affiliate of such assigning Party that agrees to be bound hereby or (iv) a successor to the assigning Party by reason of merger, reorganization, consolidation or operation of law. With regard to assignment of the G3 Intellectual Property either in a direct sale of all or a portion of the G3 Intellectual Property or as part of a broader transaction, G3 shall ensure that this Agreement survives any such transaction and that the assignee shall assume the obligations and maintain the rights granted under this Agreement. Any assignment of this Agreement in breach of this Agreement is void.

e. Modification. This Agreement may not be amended, supplemented, or modified in any respect without further written Agreement of both Parties, signed by their respective authorized representatives.

f. Counterparts. This Agreement may be signed in counterparts and all counterparts constitute one and the same instrument. Any hand-written signature, however transmitted, is as effective as an original.

g. No Agency. G3 shall be an independent contractor hereunder, and this Agreement shall not be construed to create any other relationship between the parties, as principal and agent, joint venturers, or otherwise. Neither Party is authorized to enter into Agreements for or on behalf of the other Party, collect any obligation due or owed to the other party, accept service of process for the other Party, or bind the other party in any manner whatever.

h. Waivers. No failure to insist, in one or more instances, upon the performance of any term of this Agreement or to enforce any right hereunder shall be construed to be a waiver or relinquishment of such Party’s right to such performance or other future performance of such term or terms or of any right hereunder. A Party’s consent to, or approval of, any act requiring such consent or approval shall not be deemed to render unnecessary the obtaining of such consent or approval of any subsequent act.

i. No Third-Party Beneficiaries. This Agreement is entered into solely between, and may be enforced only by, the Parties and their permitted successors and assigns, and this Agreement shall not be deemed to create any rights in third parties including, without limitation, suppliers and customers of a Party, or to create any obligations of a Party to any such third parties.

j. Entire Agreement. This Agreement, together with all documents referenced in this Agreement, represents the entire agreement between the Parties regarding the subject matter and supersedes all prior oral or written proposals, understandings, and other commitments between the Parties regarding the subject matter. This Agreement is binding upon and benefits the Parties, their heirs, legal representatives, successors, and permitted assigns.

k. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

l. Force Majeure. If either Party’s performance (other than a payment obligation) is prevented, hindered, or delayed by reason of cause(s) beyond such Party’s reasonable control, including war, labor disputes (including strikes and lockouts), civil disorders, governmental acts, epidemics, pandemics, quarantines, supply chain delays and disruptions, embargoes, fires, earthquakes, storms, or acts of God (“Force Majeure”), then such Party shall be excused from performance (other than payment obligations hereunder, which must be paid when due, regardless of the occurrence of any Force Majeure), to the extent that it is prevented, hindered or delayed thereby during the continuance of such cause(s) and for so long as, and to the extent that, such cause(s) prevent or delay performance hereunder. Each Party hereby agrees to reasonable efforts to promptly notify the other of any such Force Majeure event, and to provide the other a good faith description of the event and the estimated time until it shall be able to resume full performance of its obligations under this Agreement.

m. Denomination of Payment. “Dollars” or “$” means the lawful currency of the United States of America. All prices and other amounts stated herein or any exhibit or schedule attached hereto are stated in Dollars and all payments made in connection with any transaction contemplated hereunder shall be made in Dollars.

n. Survival. Section 2(b) (License of G3 Intellectual Property), Section 12 (Effect of Termination) unless this Agreement is terminated pursuant to Section 11(c)(i)(B), Section 14 (Confidentiality), Section 16 (Indemnification), Section 19 (Governing Law; Jurisdiction; Waiver of Right to Jury Trial), and this Section 20 (Miscellaneous) shall survive the termination of this Agreement, as shall any other terms and conditions set forth in these General Terms and Conditions, the MSA or the Schedules hereto which either are expressly made to survive termination or which contemplate performance by either of the Parties after the termination of this Agreement.

o. Interpretive Provisions. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) all references to the preamble, recitals, Sections, Articles, Schedules or Exhibits are to the preamble, recitals, Sections, Articles, Schedules or Exhibits of or to this Agreement; (ii) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iv) words importing the singular shall also include the plural, and vice versa; and (v) the word “including” shall mean “including without limitation.” Any representation or warranty contained herein as to the enforceability of a contract will be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium, or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Whenever this Agreement refers to a number of days, unless specified otherwise, such number will refer to calendar days.

(Signature page follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

“CUSTOMER”	“G3”

HONEYCOMB BATTERY COMPANY	GLOBAL GRAPHENE GROUP, INC.

By:	By:
Name:	Name:
Title:	Title:

“AMI”

ANGSTRON MATERIALS, INC.

By:
Name:
Title:

Customer Address for Notices:	G3 and AMI Address for Notices:

1235 McCook Avenue
Dayton, Ohio 45404	City/State/Zip:
Attention:	Attention:
Email:	Email: